UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 5th Avenue, 8th Floor New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 946-3998
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 29, 2012, the Board of Directors of Bonds.com Group, Inc. (the “Company”) and its Audit Committee, after consultation with management and the Company’s independent registered public accounting firm, determined that the Company’s unaudited, consolidated financial statements for the interim periods ended March 31, June 30 and September 30, 2011, which were included in the Company’s Quarterly Reports on Form 10-Q for such periods, should no longer be relied upon due to accounting errors contained in such financial statements.  Those errors and their anticipated impact on such previously filed financial statements are summarized below.

With respect to the first and second quarters of fiscal 2011, the Company erroneously accounted for the sale of units comprised of Series D and D-1 Convertible Preferred Stock and common stock warrants during such quarters, which caused the beneficial conversion feature of the Series D Convertible Preferred Stock to be overstated and the incorrect assignment of a beneficial conversion feature to the Series D-1 Convertible Preferred Stock.  These errors resulted in an overstatement of the deemed dividends recorded on the Company’s preferred stock and the related expense.

In addition, during the first, second and third fiscal quarters of 2011, the Company erroneously used a volume-weighted average price (“VWAP”) methodology for measuring the fair value of our common stock as a component in certain accounting valuation calculations.  The Company adopted VWAP as it believed the trading prices of our common stock on the OTC Bulletin Board were not indicative of its fair value.  The fair value of our common stock is a required input, among other things, in the calculation of the deemed dividend on preferred stock, the gain or loss on derivative financial instruments and share based compensation.  The Company has determined that VWAP was not an acceptable methodology for accounting purposes.  The Company has obtained an appraisal of the fair value of our common stock, which is an acceptable methodology.  The appraisal determined that the fair value of our common stock was lower than the VWAP fair value.  Accordingly, the result of the incorrect use of the VWAP methodology was to overstate the fair value of our common stock and thereby further overstate the deemed dividends on the Company’s preferred stock and related expense, overstate the losses incurred by the Company on certain derivative financial instruments and overstate our share based compensation expense.

The Company anticipates that the correction of the errors described above will result in (a) a material reduction of the Company’s reported net loss and net loss applicable to common stockholders on its consolidated statement of operations for the applicable interim periods, (b) a material reduction of the derivative liabilities and total liabilities reported on the Company’s consolidated balance sheet as of the end the applicable interim periods, and (c) a material decrease in the total stockholders’ deficit reported on the Company’s consolidated statement of changes in stockholders’ equity for the applicable interim periods.  The Company does not anticipate that the correction of any of these errors will result in adjustments to the Company’s consolidated statement of cash flows.  These errors had no impact on any financial statements prior to those issued for the first quarter of fiscal 2011.

The Company, in conjunction with its independent registered public accounting firm, is still in the process of completing a review of the impact of the aforementioned errors and is unable to provide reasonable estimates of the impact of the correction of such errors by reporting period and/or financial statement line item.

The Company’s Audit Committee has discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm.

The Company intends to file Forms 10−Q/A for the fiscal quarters ended March 31, June 30 and September 30, 2011, to restate the applicable financial statements to correct the errors described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2012	BONDS.COM GROUP, INC.

	By:	/s/John Ryan
	Name:	John Ryan
	Title:	Chief Financial Officer